Exhibit 5.3

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

September 7, 2012

Lloyds TSB Bank plc
Lloyds Banking Group plc
25 Gresham Street
London EC2V 7HN
United Kingdom

Ladies and Gentlemen:

Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Guarantor”) has filed with the Securities and Exchange Commission a registration statement on Form F-3, File No. 333-167844, as amended by the post-effective amendment No. 1 on Form F-3, File No. 333-167844-01 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Retail Notes, Series B (the “Retail Notes”) to be issued from time to time by Lloyds TSB Bank plc, a public limited company organized under the laws of England and Wales (the “Issuer”).  The Retail Notes include the notes identified in Annex A attached hereto (the “Notes”), which are fully and unconditionally guaranteed by the Guarantor (the “Guarantees,” and together with the Notes, the “Securities”).  The Securities have been issued, or are to be issued, pursuant to the senior debt securities indenture dated as of January 21, 2011 (the “Senior Indenture”) among the Issuer, the Guarantor and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”), as supplemented by the second supplemental indenture dated as of November 25, 2011 among the Issuer, the Guarantor and the Trustee (the “Second Supplemental Indenture”, and together with the Senior Indenture, the “Indenture”).

We, as your special United States counsel, have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of officers of the Issuer and the Guarantor that we reviewed were and are accurate, and (vi) all

Lloyds TSB Bank plc Lloyds Banking Group plc	2	September 7, 2012

representations made by the Issuer and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion:

1.
The Notes, when executed and authenticated in accordance with the terms of the Indenture and delivered to the initial purchasers thereof against payment therefor, will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.
The Guarantees, when the Notes have been validly issued and delivered, will constitute valid and binding obligations of the Guarantor entitled to the benefits of the Indenture, enforceable against the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent inquiry or investigation, on the opinion of Dundas & Wilson CS LLP, special legal counsel in Scotland for the Issuer and the Guarantor, dated as of September 7, 2012, to be filed as an exhibit to a report on Form 6-K concurrently with this opinion, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.  Insofar as the foregoing opinion involves matters governed by English law, we have relied, without independent inquiry or investigation, on the opinion of Linklaters LLP, special legal counsel in England for the Issuer and the Guarantor, dated as of September 7, 2012, to be filed as an exhibit to a report on Form 6-K concurrently with this opinion, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

In rendering the opinion above, we have assumed that the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization.  In addition, we have assumed that the execution, delivery and performance of the Indenture (1) are within the corporate powers of the Trustee, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Issuer, the Guarantor or the Trustee, and that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Indenture is a valid, binding and enforceable agreement of the Trustee.

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We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Guarantor and incorporated by reference into the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP

Lloyds TSB Bank plc Lloyds Banking Group plc	4	September 7, 2012

Annex A

Title of Securities	Date of Final Pricing Supplement	Aggregate Offering Amount	CUSIP
3.00% Retail Notes due September 7, 2019	September 4, 2012	US$564,000	53944XCY9
3.25% Retail Notes due September 7, 2020	September 4, 2012	US$823,000	53944XCZ6
3.75% Retail Notes due September 7, 2025	September 4, 2012	US$712,000	53944XDA0